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                                                                  EXHIBIT 6.15.1


                             ACQUISITION AGREEMENT


        THIS PURCHASE AGREEMENT made, entered into, and effective as of this 29th day of September, 1998, by and among MIRACOM Corporation, a Nevada corporation ("Buyer"), MTV/Pinnacle Advertising Group, Inc., a Florida corporation (MTV/Pinnacle) and Michael Fouts and Jeff Odato, individuals (Fouts and Odato):


                              W I T N E S S E T H:

WHEREAS, Buyer wishes to acquire MTV/Pinnacle Advertising Group, Inc. as set forth herein; and

WHEREAS, MTV/Pinnacle Advertising Group, Inc. has agreed to sell, and Buyer has agreed to purchase MTV/Pinnacle Advertising Group, Inc. and to enter into certain other agreements with MTV/Pinnacle Advertising Group, Inc., Fouts and Odato as set forth and upon the terms and conditions set forth herein below.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties do hereby agree as follow:

1.      DEFINITIONS.

The following definitions shall apply herein and in all other documents executed in connection herewith unless the contract clearly requires otherwise:

        a. "ACTUAL KNOWLEDGE" shall mean those specific facts and that specific information which is and are actually known by a person or company. With regard to MTV/Pinnacle Advertising Group, Inc., the term "Actual Knowledge" shall mean, the actual knowledge of the personnel running the day to day business of MTV/Pinnacle Advertising Group, Inc.; provided, however, that MTV/Pinnacle Advertising Group, Inc., Fouts and Odato may rely upon certificates of such personnel as to the knowledge of such personnel concerning MTV/Pinnacle Advertising Group, Inc., its operations and the representations and warranties contained in this Agreement.

        b. "ASSETS" shall mean and refer to those items set forth on Exhibit "A" attached hereto and hereby made a part hereof.

        c. "ASSUMED LIABILITIES" shall mean and refer to those liabilities and obligations of MTV/PINNACLE ADVERTISING GROUP, INC. referred to in paragraph 12 below.

        d. "BEST KNOWLEDGE" shall mean that level of specific knowledge and information of a person or company which either is actually known or reasonably should have been known upon first, receiving and/or obtaining actual knowledge of specific information and facts. Second, making the same level of reasonable inquiry which a reasonable person would be expected to make upon receiving the same specific information and facts. With regard to MTV/PINNACLE ADVERTISING GROUP, INC., the term "Best



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               Knowledge," shall mean to the best knowledge of the personnel running the day to day business of MTV/PINNACLE ADVERTISING GROUP, INC.; provided, however, that MTV/PINNACLE ADVERTISING GROUP, INC., Fouts and Odato may rely upon certificates of such personnel as to the knowledge of such personnel concerning MTV/PINNACLE ADVERTISING GROUP, INC., its operations and the representations and warranties contained in this Agreement.

        e. "BUSINESS" shall mean the business currently conducted by MTV/PINNACLE ADVERTISING GROUP, INC. of operating a full service advertising and marketing company specializing in the retail advertising and media buying and analysis.

        f. "BUSINESS EQUIPMENT" shall mean and refer to all equipment, automobiles, trucks and all other machinery, equipment and personal property regularly used in the Business on the Closing Date, whether leased or owned by MTV/PINNACLE ADVERTISING GROUP, INC.

        g. "BUSINESS FINANCIAL STATEMENTS" shall mean and refer to those financial statements for the year 1997 (or MTV/PINNACLE ADVERTISING GROUP, INC.'s fiscal year commencing in 1997) and each of the calendar months thereafter ending September 30, 1998, prepared by MTV/PINNACLE ADVERTISING GROUP, INC., copies of which are attached hereto and made a part hereof as Exhibit "B."

        h. "BUYER" shall mean and refer to MIRACOM Corporation, a Nevada corporation.

        i. "CLOSING" shall mean and refer to the consummation of the transactions contemplated to occur on the Closing Date.

        j. "CLOSING DATE" shall mean and refer to October 22, 1998 or such later time as shall be mutually agreed by the parties.

        k. "CUT OFF TIME" shall mean and refer to 11:59 p.m., October 22, 1998,

        l. "FOUTS AND ODATO EMPLOYMENT AGREEMENT" shall mean and refer to that certain Employment Agreement attached hereto and hereby made a part hereof as Exhibit "C."

        m. "MTV/PINNACLE ADVERTISING GROUP, INC." shall mean and refer to MTV/Pinnacle Advertising Group, Inc., a Florida Corporation.

        n. "EQUIPMENT LEASES" shall mean and refer to all leases of Business Equipment to which MTV/PINNACLE ADVERTISING GROUP, INC. is a party either as lessor or lessee.

        o. "GOODWILL" shall mean the goodwill associated with the Business and shall include the Marks, if any.

        p. "LEASE" shall mean and refer to that certain lease of real property referred to in paragraph 10 hereof.

        q. "MARKS" shall mean and refer to all patents, trademarks, service marks, logos, trade names, copyrights, licenses, sublicenses, fictitious names and agreements pertaining to




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               any of the foregoing, and any applications for any of the
               foregoing, used in the Business, all of which are listed on Exhibit "D" attached hereto and hereby made a part hereof.

        r. "MATERIAL CONTRACTS" shall mean and refer to all agreements, whether written or oral, which relate to the Business and which have not been fully performed prior to the Closing, including but not limited to media orders, licenses, leases (as landlord or tenant), indentures, loan agreements, notes, mortgages, undertakings and any other agreements with clients, suppliers, governmental entities, inter exchange carriers, local exchange carriers, service bureaus, TV and radio stations, publications, lenders, producers, directors, talent, employees, independent contractors and any other person or entity.

        s. "ORDINARY COURSE OF BUSINESS" shall mean and refer to the ordinary course of conduct of the Business.

        t. "PURCHASE PRICE" shall mean the issuance of MIRACOM stock in the amount of 582,000 shares to Fouts and Odato together with employment agreements and Board seat appointment as described in Exhibit "F."

        u. "RETAINED LIABILITIES" shall mean and refer to all liabilities and obligations of MTV/PINNACLE ADVERTISING GROUP, INC. other than the assumed Liabilities.

        v. "TRADE ACCOUNTS RECEIVABLE" shall mean and refer to all accounts receivable owed to MTV/PINNACLE ADVERTISING GROUP, INC. as of the Closing as a trade creditor in the Ordinary Course of the Business. Outlined in Exhibit "E."

        w. "TRADE RECEIVABLES" shall mean and refer to the Trade Accounts Receivable listed on Exhibit "EE" attached hereto and hereby made a part hereof, together with any and all other accounts receivable generated by the Business.

2.      PURCHASE.

At the Closing, the Assets, Goodwill and other rights set forth herein shall be held by MTV/PINNACLE ADVERTISING GROUP, INC. and purchased by Buyer for a purchase price as described above in Paragraph 1(t) above.

The Purchase Price shall be allocated as set forth on Exhibit "F" attached hereto and hereby made a part hereof.

Each party shall file an IRS Form 8594, if applicable, containing such allocations with its respective year end tax return, if applicable.

3.      PURCHASE OF GOODWILL.

At the Closing, MTV/PINNACLE ADVERTISING GROUP, INC. will assign the Goodwill to Buyer. The Goodwill shall include, but is limited to, the right of Buyer to use all Marks associated with the business or used by MTV/PINNACLE ADVERTISING GROUP, INC. in connection with the business. The Goodwill Shall include the name United Equity Partners, Incorporated and all other names associated with the business. All such names are listed on Exhibit "H" attached hereto and hereby made a part hereof. MTV/PINNACLE ADVERTISING GROUP, INC. will cause all other persons and entities




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having an interest in such Marks to execute valid and legally binding agreements transferring all right to the Marks to Buyer.

4. FOUTS AND ODATO EMPLOYMENT AGREEMENT; BOARD APPOINTMENTS DOCUMENTS.

        (a) Fouts and Odato Agreements and Documents: It is essential and material consideration for buyers acquisition hereunder that Fouts and Odato agree to stay on for a period of 7 years pursuant to the terms and conditions of their Employment Agreement outlined in Exhibit "C." Such agreements is a material agreement which Seller would not have entered into this agreement. The parties agree that damage to the business of the Buyer and Seller by virtue of the violation of this Covenant is impossible to ascertain with any certainty at the date hereof. As a result, in addition to any other remedy permitted by law, the Buyer and Seller shall be entitled to the remedy of injunction, both temporary and permanent, restraining the violating party or any other person or entity acting in concert with them, either directly or indirectly, from a violation of this Covenant. In addition to such injunction, the Buyer or Seller shall have all rights and remedies at law, equity or otherwise and all such rights and remedies shall be cumulative and non-exclusive and the exercise of one such remedy shall not bar the exercise of any other remedy.

5.      CLOSING.

The Closing shall be held in the offices, or at such other place within Florida, as shall be agreed upon by Buyer and MTV/PINNACLE ADVERTISING GROUP, INC.

6.      PAYMENTS.

All payments required to be made at Closing shall be made by bank cashier's check drawn on a banking institution which is a member of the U.S. Federal Reserve System or by wire transfer of funds to an account designated by MTV/PINNACLE ADVERTISING GROUP, INC., if applicable. Any and all securities which require transfer shall be accomplished pursuant to all State and Federal requirements and shall be performed in a timely manner.

7.      LEASE.

At the Closing, MTV/PINNACLE ADVERTISING GROUP, INC. will assign to Buyer all its rights (including the security deposit) under, and Buyer will assume all obligations of MTV/PINNACLE ADVERTISING GROUP, INC. under the Lease. At the Closing, MTV/PINNACLE ADVERTISING GROUP, INC. shall furnish Buyer with an estoppel letter and consent to the assignment of the Lease from the current lessor under the Lease in form and substance reasonably satisfactory to Buyer.

8.      EQUIPMENT LEASES.

At the Closing, MTV/PINNACLE ADVERTISING GROUP, INC. will (if applicable) assign to Buyer ail its rights (including the security deposit) under, and Buyer will assume all obligations of MTV/PINNACLE ADVERTISING GROUP, INC. under, the Equipment Leases. At the Closing, if applicable, MTV/PINNACLE ADVERTISING GROUP, INC. shall furnish Buyer with an estoppel letter and consent to the assignment from each lessor under each Equipment Lease in form and substance reasonably satisfactory to Buyer. If leases are not assignable then Buyer hereby assumes all responsibility for same and hold seller harmless.




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9.      MATERIAL CONTRACTS.

At the Closing, MTV/PINNACLE ADVERTISING GROUP, INC. will assign to Buyer all of its rights under, and Buyer will assume all obligations of MTV/PINNACLE ADVERTISING GROUP, INC. under the Material Contracts. The assignment of the Material Contracts shall be in form and substance reasonably satisfactory to Buyer. At the Closing, MTV/PINNACLE ADVERTISING GROUP, INC. shall furnish Buyer with an estoppel letter and consent to the assignment from each contracting party, if requested by Buyer.

10. REPRESENTATIONS AND WARRANTIES OF MTV/PINNACLE ADVERTISING GROUP, INC.

MTV/PINNACLE ADVERTISING GROUP, INC. represents and warrants to Buyer as follows, and agrees that all such representations and warranties shall survive the Closing hereunder for a period of three (3) years:

        a. EXISTENCE AND GOOD STANDING. MTV/PINNACLE ADVERTISING GROUP, INC. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; it has the requisite corporate power and authority to own or lease its property and to conduct its business as now being conducted. The State of Florida is the only jurisdictions in which MTV/PINNACLE ADVERTISING GROUP, INC. is registered to do business.

        b. AUTHORITY RELATIVE TO THIS AGREEMENT AND THE ESCROW AGREEMENT. MTV/PINNACLE ADVERTISING GROUP, INC. has full corporate power and authority to execute and deliver this Agreement and the other agreements delivered pursuant hereto (the "Related Agreements") (collectively, this Agreement and the Related Agreements are sometimes referred to herein as the "Closing Documents 11) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Closing Documents and the consummation of the transactions contemplated thereby have been duly and validly adopted and approved by the Board of Directors and shareholders of MTV/PINNACLE ADVERTISING GROUP, INC. and no other corporate proceedings on the part of MTV/PINNACLE ADVERTISING GROUP, INC. are necessary to authorize the Closing Documents or to consummate the transactions contemplated thereby. The Closing Documents have each been duly and validly executed and delivered by MTV/PINNACLE ADVERTISING GROUP, INC. and each constitutes a valid and binding agreement of MTV/PINNACLE ADVERTISING GROUP, INC. enforceable against MTV/PINNACLE ADVERTISING GROUP, INC. in accordance with its respective terms.

        c. PERMIT REQUIREMENTS. Except as heretofore disclosed in writing by MTV/PINNACLE ADVERTISING GROUP, INC. to Buyer, to the actual knowledge of MTV/PINNACLE ADVERTISING GROUP, INC., no filing with, and no permit, authorization, consent or approval of, any public body or authority, the absence of which would, either individually or in the aggregate, have a material adverse effect on the Assets, or the operations or financial condition of the Business, is necessary for the consummation by MTV/PINNACLE ADVERTISING GROUP, INC. of the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of




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               the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of MTV/PINNACLE ADVERTISING GROUP, INC., or, to the actual knowledge of MTV/PINNACLE ADVERTISING GROUP, INC., any statute, rule, regulation, order or decree of any public body or authority by which MTV/PINNACLE ADVERTISING GROUP, INC. or any of the Assets is bound, or (ii) to the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any license, franchise, permit, indenture, agreement or other instrument to which MTV/PINNACLE ADVERTISING GROUP, INC. is a party, or by which any of the Assets and rights being purchased hereunder is bound.

        d. SUBSIDIARIES. MTV/PINNACLE ADVERTISING GROUP, INC. owns no shares or securities of, and has no ownership interest in, any corporation, partnership, joint venture, trust, association or other enterprise, other than those outlined in Exhibit "G," which is conducting the Business or owns or has any interest in any of the Assets and this Business is presently being and has heretofore been conducted by MTV/PINNACLE ADVERTISING GROUP, INC.

        e. FINANCIAL STATEMENTS AND NO MATERIAL CHANGES. To the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC., date line the Business Financial Statements fairly present the results of operation of the Business for the periods covered in accordance with generally accepted accounting principles consistently applied. To the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC., the Business Financial Statements do not contain any untrue statements of any material fact or omit to state any material fact necessary in order to make the statements contained in this Section or therein not misleading. To the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC., the books and records of MTV/PINNACLE ADVERTISING GROUP, INC. relating to the Business reflect only valid transactions. Except as set forth on Exhibit "H" attached hereto and hereby made a part hereof, to the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. there has not been any material and adverse change in the assets or liabilities or in the condition, financial or otherwise, of the Business and there has not been any change except in the Ordinary Course of the Business, and, to the actual knowledge of MTV/PINNACLE ADVERTISING GROUP, INC., no fact or condition exists or is contemplated or threatened which will cause such a material, adverse change in the Business in the future.

        f. THE LEASE. The only real property utilized in the Business is the real property subject to the Lease. To the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. all buildings, structures, appurtenances and all machinery and equipment utilized by MTV/PINNACLE ADVERTISING GROUP, INC. in connection with the Business are in good operating condition and are adequate and suitable for the purposes for which they are presently being used, and in conformity with all applicable laws, ordinances and regulations. To the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. the Lease is in full force and effect; all rents and additional rents due to date on such Lease have been paid; MTV/PINNACLE ADVERTISING GROUP, INC. has been in peaceable possession in and to the Lease since February, 1997, and is not in default thereunder; no waivers, indulgences or postponements of the lessee's obligations under the Lease have been granted by the lessor. and there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the




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               happening of any further event or condition would become a default under such Lease; to the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. neither the lessee, nor the lessor have violated any of the terms or conditions under the Lease; and to the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. all of the covenants to be performed under the Lease have been fully performed. MTV/PINNACLE ADVERTISING GROUP, INC. has no agreement with the lessor of the Lease other than as reflected in the Lease.

        g. EQUIPMENT. A true, correct and complete list as of the date hereof of all Equipment containing a description of each item (and MTV/PINNACLE ADVERTISING GROUP, INC.'s best estimate of the condition thereof) is set forth on Exhibit "I" attached hereto and hereby made a part hereof. MTV/PINNACLE ADVERTISING GROUP, INC. has and will have on the Closing Date good and marketable title and/or valid leasehold rights to all such property, free and clear of all liens, claims and encumbrances.

        h. EQUIPMENT LEASES. A true, correct and complete copy of all Equipment Leases, is attached hereto and hereby made a part hereof as Exhibit "J." MTV/PINNACLE ADVERTISING GROUP, INC. has no agreement with any lessor or lessee, if applicable, other than as set forth in writing in each respective lease. To the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. and except as described in Exhibit "J": each such lease is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case the lessee has been in peaceable possession since the commencement date set forth in the Exhibit and is not now in default thereunder; no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and to the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. there exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition would become a default under any such lease; to the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. neither the lessor or the lessee has violated any of the terms or conditions under any such lease; and to the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. all of the covenants to be performed under any such lease have been fully performed.

        i. MATERIAL CONTRACTS, ETC. Attached hereto and hereby made a part hereof as Exhibit "K" is a true, correct and complete list of all Material Contracts, together with copies thereof to the extent the same are in writing. To the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC., MTV/PINNACLE ADVERTISING GROUP, INC. is not in default under any Material Contract and knows of no default by any other party thereto. No consent or approval of any other party to any Material Contract is required to transfer MTV/PINNACLE ADVERTISING GROUP, INC.'s rights thereunder to Buyer pursuant to this Agreement. Attached as part of said Exhibit "L" is a list of principal suppliers of the Business.

        j. CLIENT LIST. Delivered herewith is a true, correct and complete list of all clients of MTV/PINNACLE ADVERTISING GROUP INC. MTV/PINNACLE ADVERTISING GROUP, INC. knows of no dispute arising in connection with any of the clients. At closing, MTV/PINNACLE ADVERTISING GROUP, INC. will certify the correctness and completeness of the Client List.




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        k.     TRADEMARKS. Attached hereto and hereby made a part hereof as
               Exhibit "M" is a true, correct and complete list of all patents, trademarks, service marks, trade names, copyrights, licenses, sublicenses, fictitious names, and agreements pertaining to any of the foregoing, and any applications for any of the foregoing, used in the business. MTV/PINNACLE ADVERTISING GROUP, INC. is not in default under any agreement relating to the marks and knows of no default by any other party thereto. No consent or approval of any other party is required to transfer the Marks to Buyer.

        l. EMPLOYEE AGREEMENTS AND EMPLOYEE BENEFITS. To the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC., and except as set forth in the Business Financial Statements and on Exhibit "M" (i) MTV/PINNACLE ADVERTISING GROUP, INC. has no obligation, whether contingent or otherwise, under any employment contract, consulting agreement, collective bargaining agreement, executive compensation agreement, personal, services agreement, deferred compensation agreement, pension plan, retirement plan, profit-sharing plan, stock purchase plan, stock option plan, group life insurance, hospitalization insurance, vacation pay plan, severance pay plan or any other similar agreements or employee benefit plans or any other arrangement or understanding, whether written or otherwise, with any employee, independent contractor, agent, stockholder, or any other person relating to the Business; (ii) No labor unions are representing or attempting to represent employees of MTV/PINNACLE ADVERTISING GROUP, INC. or any alleged bargaining unit thereof; and (iii) MTV/PINNACLE ADVERTISING GROUP, INC. has not agreed to pay any bonuses or made or agreed to make any increase in the rate of wages, salaries, or other remuneration of any of its employees, which has not already become effective.

        m. LIABILITIES. To the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. and except as set forth on Exhibit "N" attached hereto and hereby made a part hereof and except for the Retained Liabilities, MTV/PINNACLE ADVERTISING GROUP, INC. has no outstanding or threatened claims against it, or liabilities or indebtedness, whether fixed, contingent (including potential product liability claims) or otherwise relating to the Business, other than liabilities incurred in connection with this transaction.

        n. LITIGATION. To the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. and except as set forth on Exhibit "N" attached hereto and hereby made a part hereof, MTV/PINNACLE ADVERTISING GROUP, INC. is not engaged in or a party to, or threatened with, any legal action or other proceeding before any court, tribunal or administrative agency, or by any action of any local or inter exchange carrier or service bureau. To the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC., MTV/PINNACLE ADVERTISING GROUP, INC. has complied in all material respects with all federal, local, state or foreign laws, rules, regulations and orders applicable to the Business. To the best knowledge of MTV/PINNACLE ADVERTISING GROUP, INC., MTV/PINNACLE ADVERTISING GROUP, INC. is not under investigation with respect to any charge concerning any violation of any law, order, rule, policy or regulation, whether federal, local, state or foreign, in respect of the Business.

        o. INSURANCE. A true and correct list of all policies of insurance covering any of the Assets or otherwise relating to the Business owned by MTV/PINNACLE ADVERTISING GROUP, INC. or in which MTV/PINNACLE ADVERTISING GROUP, INC. is named as the insured party, including the amounts thereof, hereto and hereby made a party




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

               hereof as Exhibit "O," knowledge of MTV/PINNACLE ADVERTISING GROUP, INC. and except as disclosed in Exhibit "O," all such policies are valid, outstanding and enforceable and issued by financially sound and responsible insurance companies, and will remain in full force and effect through the Closing Date; MTV/PINNACLE ADVERTISING GROUP, INC. maintains insurance of the type and amount adequate for the conduct of the Business; MTV/PINNACLE ADVERTISING GROUP, INC. has not been refused any insurance, nor has is attached To the best its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

        p. NO DISPOSITION OF ASSETS OR OTHER CHANGES. There has not been since October 15, 1998, a sale or any other disposition or distribution of any Assets of MTV/PINNACLE ADVERTISING GROUP, INC. except those which were made in the Ordinary Course of Business or which were not, individually or in the aggregate, material to the Business.

        q. COMPENSATION OF EMPLOYEES, ETC. Attached hereto and hereby made a part hereof as Exhibit "O" is a true, correct and complete list of all employees, agents and independent contractors who are presently rendering services with respect to the Business, together with a statement of the full amount paid to such persons during calendar year 1998, a statement of all amounts payable to each such person in the future, and a statement of the nature of the services rendered by each such person.

        r. MTV/PINNACLE ADVERTISING GROUP, INC. STOCKHOLDERS. Fouts and Odato own one hundred (100%) percent of all classes of issued outstanding stock of MTV/PINNACLE ADVERTISING GROUP, INC. All Fouts and Odato's ownership interest, if any, directly or indirectly, in whole or in part, in any and all Assets, Goodwill and other rights which are required to be conveyed hereunder are in fact being conveyed to Buyer.

        s. OPERATIONS. Except as set forth in Exhibit "L" attached hereto and hereby made a part hereof, to the Actual Knowledge of MTV/PINNACLE ADVERTISING GROUP, INC., no labor disputes or work stoppages involving the Business are pending or, threatened. To the Actual Knowledge of MTV/PINNACLE ADVERTISING GROUP, INC., no customer or supplier of the Business is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which will adversely affect, or might reasonably be expected to adversely affect the Business (financial or otherwise).

        t. NO MISLEADING STATEMENTS. Neither the representations of MTV/PINNACLE ADVERTISING GROUP, INC. in this Agreement nor any exhibit, financial statement, list or other document delivered by MTV/PINNACLE ADVERTISING GROUP, INC. pursuant hereto contain any untrue material statement or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading. No information material to this transaction necessary to make any of the representations and warranties herein contained not misleading has been withheld from, or has not been disclosed in writing to, Buyer.

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11.     REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to MTV/PINNACLE ADVERTISING GROUP, INC. as follows, and agrees that all such representations and warranties shall survive the Closing hereunder.

        a. EXISTENCE AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; it has the requisite corporate power and authority to own or lease its property and to conduct its business as contemplated herein.

        b. AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has full corporate power and authority to execute and deliver the Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Closing Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the Closing Documents or to consummate the transactions contemplated thereby. The Closing Documents have each been duly and validly executed and delivered by Buyer and each constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its respective terms. The execution and delivery of the Closing Documents and the consummation of the transactions contemplated thereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Buyer, or, to the Actual Knowledge of Buyer, any statute, rule, regulation, order or decree of any public body or authority by which Buyer or any of the Assets is bound, or (ii) to the Best Knowledge of Buyer result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any license, franchise, permit, indenture, agreement or other instrument to which Buyer is a party, or by which any of the Assets is bound.

12.     LIABILITIES.

        a. Buyer shall assume and pay for the following disclosed liabilities and obligations in a timely manner as required by law, prior agreement between MTV/PINNACLE ADVERTISING GROUP, INC. and third parties, and/or in the ordinary course of Buyer's business. These disclosed liabilities and obligations constitute the Assumed Liabilities:

               i. Those accounts payable listed on Exhibit "BB" attached hereto and hereby made a part hereof.

               ii.    Liabilities under Leases from and after the Cut Off Time.

               iii. Liabilities under the Equipment Leases from and after the Cut Off Time.

               iv. Liabilities under the Material Contracts from and after the Cut off Time.

13.     MTV/PINNACLE ADVERTISING GROUP, INC.  INDEMNITY.

        a. INDEMNITY. MTV/PINNACLE ADVERTISING GROUP, INC. agrees to indemnify, defend and hold harmless Buyer from and against any and all demands, claims, actions, causes of action, debts, dues, judgments, awards, assessments, losses, damages, liabilities, costs and expenses, of any type or nature arising out of the Business, including without limitation interest, penalties, attorneys' fees (at trial and appellate levels) and expenses asserted against, resulting to, imposed upon or incurred by Buyer arising out of or resulting from (i) the breach of any representation, warranty or covenant made by MTV/PINNACLE ADVERTISING GROUP, INC. contained in this Agreement, (ii) the Retained Liabilities, (iii) the failure of MTV/PINNACLE ADVERTISING GROUP, INC. to qualify to do business in any State in which MTV/PINNACLE ADVERTISING GROUP, INC. is legally required to do so, (iv) the failure of MTV/PINNACLE ADVERTISING GROUP, INC. to comply with any Bulk Sales Act in effect and applicable to MTV/PINNACLE ADVERTISING GROUP, INC., and (iv) any action, inaction, misfeasance or malfeasance of MTV/PINNACLE ADVERTISING GROUP, INC. attributable to the period of time ending at the Cut Off Time whether or not damage or injury occurs prior to the Cut Off Time.

               MONETARY OF INDEMNITY. Buyer shall not make a claim for indemnity for any amount less than Two Thousand Five Hundred and 00/100 ($2,500.00) Dollars in the aggregate. The obligation of the indemnifying parties shall not exceed in the aggregate Four Hundred Ninety Thousand and 00/100 ($490,000.00) Dollars. A variance amount not to exceed One Hundred Thousand 00/100 ($100,000) is acceptable on the not to exceed Aggregate amount outlined above.

14.     BUYER'S INDEMNITY.

Buyer agrees to indemnify, defend and hold harmless MTV/PINNACLE ADVERTISING GROUP, INC. its officers and assigns from and against any and all demands, claims, actions, causes of action, debts, dues, judgments, awards, assessments, losses, damages, liabilities, costs and expenses, of any type or nature, including without limitation interest, penalties, attorneys' fees (at trial and appellate levels) and expenses asserted against, resulting to, imposed upon or incurred by MTV/PINNACLE ADVERTISING GROUP, INC., arising out of or resulting from (i) the breach of any representation, warranty or covenant made by Buyer contained in this Agreement (ii) the Assumed Liabilities, and (iii) the conduct of the Business by Buyer after the Closing Date.

15.     CONDITIONS OF INDEMNIFICATION.

The obligations and liabilities of either party with respect to claims for which it is to be indemnified hereunder resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

        a. NOTICE. The Claimant believing itself entitled to indemnity (the "Claimant") will give the party which it believes must "Indemnitor" any such notice of indemnify it (the indemnifiable claim, and the Indemnitor will undertake the defense thereof by counsel chosen by it and will advise the Claimant concerning such defense on a timely basis during the course thereof.

        b.     FAILURE TO DEFEND. In the event that the Indemnitor, within ten
               (10) days from notice of any indemnifiable claim, fails to a defense, the Claimant engage counsel and commence will, upon further notice to the Indemnitor have the right to immediately undertake the defense, for the account and risk of the Indemnitor.

        c. SETTLEMENT BY INDEMNITOR. Indemnitor may at anytime settle any indemnifiable claim at its sole cost and expense. Indemnitor shall be required to obtain the prior written consent of the Claimant only if Claimant reasonably believes that the settlement of the indemnifiable claim may materially and adversely affect the ability to do business of the Claimant or otherwise prejudice the Claimant in its business operations. Notwithstanding anything contained herein to the contrary, the consent of Claimant shall be required in the event --- a settlement to be entered into the Indemnitor requires the admission of any wrongdoing on the part of the Claimant or in the event that any third party in order to settle such indemnifiable claim requires the execution of any document by the Claimant.

               Claimant shall receive copies of all proposed settlement documents and shall have a right to review and comment thereon and consult with Indemnitor concerning the term of such proposed settlement documents.

        d. LIMITATION OF TIME. Any claim for which indemnity is sought hereunder shall be brought within two years from the date that such claim matures, but in no vent later than sixty (60) days following the expiration of the representations and warranties. The date of maturity of the claim shall be the later of (i) the date upon which the claimant becomes aware of the claim, (ii) the date upon which the claimant should have become aware of the claim in the exercise of reasonable diligence, or (iii) the date upon which the last element necessary for the assertion of the claim takes place.

16.     TERMINATION.

        a. WITHOUT DEFAULT. This Agreement may be terminated at any time prior to the Closing Date without liability of any party.

               i. By mutual consent of the Boards of Directors of MTV/PINNACLE ADVERTISING GROUP, INC. and Buyer; or

               ii. If the transactions contemplated by this Agreement shall not have been consummated on or before October 31, 1998, provided that the transactions which were not due to the breach or default of the party seeking to were not consummated terminate. In the event of termination by Buyer, or by MTV/PINNACLE ADVERTISING GROUP, INC., or both as permitted, written notice thereof shall forthwith be given to the other and this Agreement shall terminate without further action by any of the parties hereto.

If this Agreement is terminated as permitted herein:

               a. Upon request therefore, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

               b. Each party hereto shall have no liability or further obligation to the other party to this Agreement with respect to the matters covered by this Agreement except as provided in paragraph 17.

        b. AS A RESULT OF DEFAULT. This Agreement may be terminated at any time prior to the closing Date as a result of the default of a party without a prior default by the other party upon written notice to the defaulting party by the non-defaulting party after the expiration of any applicable cure period set forth herein. Reference is made to paragraph 20 of this Agreement containing events of default by the parties as well as the remedies of the parties thereafter.

17.     COVENANTS OF THE PARTIES.

The parties covenant to one another as follows:

        a. ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, MTV/PINNACLE ADVERTISING GROUP, INC. and Fouts and Odato will facilitate the access of representatives to Buyer during normal business hours and in such a manner as not to unduly disrupt normal activities of MTV/PINNACLE ADVERTISING GROUP, INC.

        b. GOVERNMENTAL AND OTHER APPROVALS. The parties will cooperate in the preparation and filing by any party of such applications and/or amendments thereto as shall be necessary or desirable in order to consummate the transactions contemplated by this Agreement as soon as reasonably practicable following the date of this Agreement and will use their best efforts to have such applications and/or amendments thereto approved.

        c. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party shall take all such necessary action.

        d. CONSENTS. Each party will use their best efforts to obtain consents of any third parties (such as but not limited to inter exchange carriers, service bureaus, local exchange carriers, media and lessors) and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, if any.

        e. DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing Date, each party shall supplement, amend and update all Exhibits relating to its' respective representations and warranties contained herein with respect to any matter hereafter arising which comes to its attention and which may effect the truth of such representation and warranties.

        f. PUBLIC ANNOUNCEMENTS. Except as may be required by law or regulation, no public disclosure relating to the transactions contemplated by this Agreement (including disclosure intended for shareholders and employees of the parties other than those for whom disclosure is necessary to carry out the proposed transactions) shall be made by any party prior to the Closing unless the other parties shall have approved such disclosure. Except as may be required by law or regulation, any press release approved by MTV/PINNACLE ADVERTISING

               GROUP, INC. and Buyer will not contain the price or any other terms of this Agreement. MTV/PINNACLE ADVERTISING GROUP, INC. will cooperate with Buyer after the closing in the issuance of letters to suppliers, clients, media and all other persons and entities with whom MTV/PINNACLE ADVERTISING GROUP, INC. has been conducting business.

        g. ACCOUNTS. All communications and funds received by MTV/PINNACLE ADVERTISING GROUP, INC. pertaining to the Business shall be referred to Buyer. Neither MTV/PINNACLE ADVERTISING GROUP, INC. nor Fouts and Odato shall take any act which is intended to cause the loss of good will of a client of MTV/PINNACLE ADVERTISING GROUP, INC. or Buyer or which otherwise adversely affects Buyer or the Business.

        h. USE OF COUNSEL. The parties confirm and agree that both intend to utilize to be determined, as their corporate counsel for various aspects of their business. Although they do not consider that the use of this firm and its lawyers would be a conflict of interest between them, they confirm that each party may utilize the firm and its lawyers as its counsel (other than in connection with a dispute between them).conduct of Business Prior to the Closing.

18.     DATE.

During the period from prior to the closing Date(the "Transition Period" MTV/PINNACLE ADVERTISING GROUP, INC. will conduct the Business in its ordinary and usual course. During the Transition Period, funds sufficient to pay the payroll and Trade Accounts Payable shall be deposited in the MTV/PINNACLE ADVERTISING GROUP, INC. account as necessary by Buyer. During the Transition Period, MTV/PINNACLE ADVERTISING GROUP, INC. will convert all accounting functions MTV/PINNACLE ADVERTISING GROUP, INC. to Miracom. All work in progress, all funds, receivables, and entitlements held by MTV/PINNACLE ADVERTISING GROUP, INC. shall be transferred to Buyer at the Closing. At closing MTV/PINNACLE ADVERTISING GROUP, INC. shall execute and Buyer shall file with the Secretary of State of Florida Articles of Amendment to the Articles of Incorporation of MTV/PINNACLE ADVERTISING GROUP, INC.
reflecting the changes herein.

19.     COSTS.

Whether or not the Closing is consummated, each party shall bear its own costs and expenses in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby except as provided herein.

20.     DEFAULT PRIOR TO THE CLOSING.

        a. DEFAULT BY MTV/PINNACLE ADVERTISING GROUP, INC. The failure of MTV/PINNACLE ADVERTISING GROUP, INC. to comply in all material respects without a prior material breach or default by Buyer with any provision herein or in any document delivered in connection herewith shall be an event of default by MTV/PINNACLE ADVERTISING GROUP, INC. hereunder.

        b. DEFAULT BY BUYER. The failure of Buyer to comply in all material respects without a prior material breach or default by MTV/PINNACLE ADVERTISING GROUP, INC. with any provision herein or in any document delivered in connection herewith shall be an event of default by Buyer hereunder.

        c. REMEDIES OF MTV/PINNACLE ADVERTISING GROUP, INC. If an event of default by Buyer shall have occurred and shall not have been cured within five(5) days from written notice to Buyer from MTV/PINNACLE ADVERTISING GROUP, INC., without a prior uncured material default by MTV/PINNACLE ADVERTISING GROUP, INC., MTV/PINNACLE ADVERTISING GROUP, INC. shall be entitled to pursue all legal and equitable rights and remedies available under law including, but not limited to rights to terminate this Agreement, to recovery of damages, and to specific performance of this Agreement.

        d. REMEDIES OF BUYER. If an event of default by MTV/PINNACLE ADVERTISING GROUP, INC. shall have occurred and shall not have been to be cured within five (5) days from written notice to MTV/PINNACLE ADVERTISING GROUP, INC. from Buyer, without a prior uncured material default by Buyer, pursue all legal and equitable rights and remedies available under Buyer shall be entitled to applicable law including, but not limited to rights to terminate this Agreement, to recovery of damages, and to specific performance of this Agreement.

21.     CONSENT TO SERVICE.

MTV/PINNACLE ADVERTISING GROUP, INC., Buyer and Fouts and Odato consent the jurisdiction of any geographically situated in Seminole County, Florida, whether state or Federal, in connection with the subject matter of any dispute arising under this Agreement and agree further that service of process or notice in any such action, suit or proceeding shall be effective to confer personal jurisdiction if given in the manner permitted in this Agreement for notices hereunder. Each party does hereby appoint the Clerk of the United States District Court for court of competent jurisdiction to Altamonte Springs, Florida as its agent to accept service of process issued by that Court or any of the Courts of the State of Florida in connection with any suit arising under this Agreement.

22.     CLOSING ITEMS.

        a. Buyer's Items At the closing, Buyer shall execute and deliver to MTV/PINNACLE ADVERTISING GROUP, INC., Fouts and Odato the following:

               i.     The Purchase Price or Miracom shares as may be required.

               ii. Assumption Agreement in the form attached hereto and hereby made a part hereof as Exhibit "S" (the "Assumption Agreement").

               iii. A corporate resolution in the attached hereto and made a part hereof as Exhibit "T."

               iv. A current Certificate of Good standing of Buyer as a Nevada corporation from the Secretary of State of Nevada.

        b. MTV/PINNACLE ADVERTISING GROUP, INC. and Fouts and Odato's Items. At closing, MTV/PINNACLE ADVERTISING GROUP, INC. and Fouts and Odato, as applicable, shall execute and deliver to Buyer the following:

               i. A Bill of Sale in the form set forth as Exhibit "U" attached hereto and hereby made part hereof transferring all of the Assets to Buyer.

               ii. The originals of all contracts which relate to any liability or obligation of MTV/PINNACLE ADVERTISING GROUP, INC. which is to be assumed by Buyer hereunder. The Fouts and Odato Consulting Agreement duly executed by Fouts and Odato.

               iii.   The employment Agreement duly executed by MIRACOM.

               iv. An Omnibus Assignment in the form attached hereto and hereby made a part hereof as Exhibit "V" together with such separate assignments of the Marks as shall be deemed necessary by Buyer to vest the Marks in Buyer of record.

               v. A list of all suppliers, customers and employees certified to be true, complete and correct by MTV/PINNACLE ADVERTISING GROUP, INC.

               vi. List of all existing Material Contracts A certified to be true, complete and correct by MTV/PINNACLE ADVERTISING GROUP, INC.

               vii. A list of all Marks certified to be true, complete and correct by MTV/PINNACLE ADVERTISING GROUP, INC.

               viii. A list of all clients of MTV/PINNACLE ADVERTISING GROUP, INC. certified to be true, complete and correct by MTV/PINNACLE ADVERTISING GROUP, INC.

               ix. A corporate resolution in the form attached hereto and hereby Made a part hereof as Exhibit "W."

               x. A current Certificate of Good Standing from Secretary of Florida.

               xi. An Indemnity Agreement from MTV/ADVERTISING GROUP, INC., Attached hereto as Exhibit "Y."

               xii. Documentation necessary to notify the state of Florida of the change of name of MTV/PINNACLE ADVERTISING GROUP, INC. and documents sufficient to change the name of MTV/PINNACLE ADVERTISING GROUP, INC., in the State of Florida.

23.     COOPERATION WITH EMPLOYEES.

Buyer shall be free to conduct interviews with all employees of MTV/PINNACLE ADVERTISING GROUP, INC. to determine which of these employees Buyer will offer employment. MTV/PINNACLE ADVERTISING GROUP, INC. will use its reasonable best efforts to obtain full cooperation from the employees utilized in the Business for such interviews. Buyer shall be free to offer employment to such of the employees of MTV/PINNACLE ADVERTISING GROUP, INC. engaged in the Business as Buyer shall determine. Buyer has no obligation to employ any employees of MTV/PINNACLE ADVERTISING GROUP, INC. and has not agreed to assume any obligations of MTV/PINNACLE

ADVERTISING GROUP, INC. to such employees. Buyer shall not, by employing any of said persons or as a result of anything set forth herein, assume any liabilities in connection with the prior employment of such persons by MTV/PINNACLE ADVERTISING GROUP, INC. including, but not limited to, liability for pension plan payments, unemployment compensation, salary, bonuses, commissions or any other form of remuneration and, all of the employees of MTV/PINNACLE ADVERTISING GROUP, INC. shall for purposes of this Agreement be deemed to have been terminated by MTV/PINNACLE ADVERTISING GROUP, INC. as of the Cut off Time.

24.     MISCELLANEOUS.

        a. NOTICES. All notices which any party may be required or permitted to give on any other party in connection with this Agreement shall be in writing and deemed sufficient if either mailed by registered or certified mail postage prepaid (return receipt requested) or delivered by hand to the party whom such notice is required or permitted to be given at the address set forth below. Service of any such notice shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt, or when received if delivered by hand, or five (5) days after the post office first notifies an intended recipient of an attempt to deliver such notice. Any party hereto may from time to time, by notice in writing served upon any other as aforesaid, designate a different mailing address or a different person to whom all such notices are thereafter to be addressed; provided that any and all such addresses shall be street addresses, not post office or other boxes. All notices to Buyer shall be addressed as follows:

25. MULTIPLE COUNTERPARTS. This Agreement may be signed in multiple counterparts on facsimile paper or with original, but facsimile transmitted signatures. Documents with facsimile signatures shall be considered original documents and binding on the parties to this Agreement.

        With a copy to:


        MTV/PINNACLE ADVERTISING GROUP, INC., A Florida Corporation 1180 Spring Centre South Boulevard, Suite 320
        Altamonte Springs, Florida 32714


                                                   By Its:

        MIRACOM, a Nevada Corporation
        1180 Spring Centre South Boulevard, Suite 206
        Altamonte Springs, Florida 32714


                                                   By Its:

All notices to MTV/PINNACLE ADVERTISING GROUP, INC. shall be addressed as follows:

          Shawn Lucas                                Jeffrey M. Odato
          8352 Grey Bark Court                       2343 River Tree Circle
          Sanford, Florida 32771                     Sanford, Florida 32771

          Michael Fouts
          298 Lake Markham Road
          Sanford, Florida 32771


        b. GOVERNING LAW. The laws of the State of Florida (without reference to laws applicable to conflicts of law) shall govern the interpretation of this Agreement.

        c. MODIFICATION AND WAIVER. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto.

        d. SURVIVAL. All covenants, agreements, representations and warranties made herein, including but not limited to all agreements to purchase specific portions of the Business shall be deemed to have been material and relied upon by each party and shall survive the execution and delivery of this Agreement.

        e. HEADINGS. All sections and headings of this Agreement are inserted for convenience only and shall not affect the construction or interpretation hereof.

        f. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

        g. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties and no promises, inducements, assurances, guaranties, representations, or solicitations, either expressed or implied, oral or written, have been made other than as expressly set forth herein. This Agreement supersedes all such promises, inducements, assurances, guaranties, warranties, representations, or solicitations, either expressed or implied, oral or written, whenever made.

        h. SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement or any instrument executed and delivered pursuant thereto shall not limit or impair the operation or validity of any other provision of this Agreement or any other such instrument.

        i. EXCLUSIVENESS OF AGREEMENT. This Agreement is made for the sole benefit and protection of the parties and the and their respective successors and assigns, and no other person or entity shall have any right of action hereunder or right to rely hereon.

        j. VENUE. The parties hereby waive the privilege of venue and agree that the venue of all litigation arising here from shall be Los Angeles County, California and that the courts of the State of California shall have exclusive jurisdiction of all such litigation.

        k. WAIVER OF DEFAULTS. The waiver by any party of any breach or default by any other party under any of the terms of this Agreement, shall not be deemed to be, nor shall the same constitute a waiver of any subsequent breach or default on the part of any other party.

        l. AGREEMENT NOT RECORDABLE. This Agreement is not recordable and shall not be recorded by any party hereto.

        m. INTERPRETATION OF AGREEMENT. This Agreement has been negotiated by each of the parties both as to its substance and as to its form. There shall not be applied a rule of law or rule of construction whereby this Agreement or any of the terms or provisions hereof or documents attached hereto shall be construed in favor of or against either party by reason of the stationery upon which it was finalized or the attorney for the party by whom it was prepared. The language of this Agreement shall be construed according to its fair meaning and not strictly for or against any party.

        n. CONSTRUCTION OF AGREEMENT. All words in this Agreement refer to whatever number or gender the context requires; if more than one party or person is referred to, their obligations and liabilities shall be joint and several. All the terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number (singular or plural) or any other gender (masculine, feminine or neuter) as the context or sense of this Agreement, or any section or clause hereof may require. The locative adverbs "herein," "hereunder," "hereto," "hereinafter" and the like words wherever the same appear therein, mean and refer to this Agreement in its entirety and not to any specific paragraph, section or subsection hereof unless otherwise expressly designated in context.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth on the first page hereof.

Witnesses:

/s/ Jeffrey M. Odato                                   By Its: President
--------------------
MTV/PINNACLE ADVERTISING GROUP, INC.
1180 Spring Centre South Boulevard, Suite 310
Altamonte Springs, Florida 32714

/s/ Shawn Lucas                                        By Its: CEO and President
--------------------
MIRACOM CORPORATION
1180 Spring Centre South Boulevard, Suite 206
Altamonte Springs, Florida 32714